Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Completes

Internal Review of Procedures

Source of Positive Test Sample May Never be Known with Certainty

RICHMOND, VA (March 23, 2005). In its role as subcontractor, Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE) reported a positive test outcome for the presence of B. anthracis cultured from a swab taken from a pre-filter in the remote mail sorting facility located at the Pentagon on Thursday, March 10, 2005. CBI provided these results to its contracting officer in a timely way on Friday, March 11, and then reported the results of confirmatory testing done over the weekend of March 12 to its contracting officer on Monday, March 14. The positive nature of this particular test sample was subsequently confirmed in two independent federal laboratories. However, additional tests of swabs taken from the same filters have all been negative.

Since then, there has been public speculation as to the possibility that the source of the positive test outcome was laboratory contamination of the test sample which took place in CBI’s laboratory. Because the March 10 swab sample tested positive, CBI conducted a rigorous internal audit of its administrative and laboratory processes to try and ascertain whether the test outcome was the result of inadvertent laboratory cross-contamination. This review process has now been completed.

Statement by Dr. Robert B. Harris, President and CEO of CBI

“In the past two years, CBI has tested more than 2,000 individual samples taken from the remote mail sorting facility at the Pentagon. In addition, since 2000 when its BSL3 lab came on-line, CBI has conducted laboratory experiments and analyses on more than 34,000 samples containing anthrax, DNA from anthrax, and other noxious biological agents. In all this time, there has never been one instance of a false-positive result due to laboratory contamination or due to any other factor. While contamination is always a possibility, CBI has in place and enforces rigorous operating procedures and quality assurance protocols focused on minimizing the likelihood of sample cross–contamination within its BSL3 laboratory.”

In the last week, CBI’s quality assurance group has conducted an extensive review of our administrative and laboratory procedures and has re-examined our facility for the presence of viable environmental pathogens. None of these tests has come back positive. Among the findings of this review:

•	There is no evidence in the BSL3 for the presence of surface contamination or air-borne contamination.

•	At the time of the sample processing for the Pentagon, no other anthrax–related work was being done.

•	CBI has no on-going work which requires us to work with anything but the vegetative form of anthrax.

•	CBI has no on-going programs dealing with anthrax spores.

•	CBI’s strict protocols which prohibit analyzing test samples in the presence of a positive control sample were strictly adhered to.

•	Video records of the BSL3 lab on the day in question show that the testing was carried out per the operative protocols, that the required decontamination procedures of the workspace prior to working with the sample were followed, and that no gross deviations in standard procedures occurred.

•	The internal review process also recommended minor modifications to the procedures and protocols used for analysis of these test samples. These changes, which have already been implemented, can only serve to improve CBI’s overall process.

“While contamination cannot ever be absolutely ruled out, there is no evidence which directly links the positive test outcome to surface-to-sample, sample-to-sample, or air-to-sample contamination. Unfortunately, the source of the positive sample may never be known with certainty. From CBI’s point of view, we did our jobs and faithfully reported the positive test result to our contractor. We have a legal and contractual obligation to report these results, regardless of the underlying reason a sample tests positive. In light of the outcome of our internal review, CBI stands behind the results it provided. After CBI reported its results to its contractor, CBI had no influence on any subsequent decisions. CBI will continue to fully cooperate with all appropriate authorities and will help in any way to further any on-going investigations.”

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.